Exhibit 99.1

WEX Inc. Reports First Quarter 2017 Financial Results

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--April 27, 2017--WEX Inc. (NYSE: WEX), a leading provider of corporate payment solutions, today reported financial results for the three months ended March 31, 2017.

First Quarter 2017 Financial Results

Total revenue for the first quarter of 2017 increased 41% to $291.4 million from $205.9 million for the first quarter of 2016. During the quarter, higher fuel prices positively impacted revenue by $15.4 million when compared to the prior year period. The impact of foreign currency translation was not material.

Net earnings attributable to shareholders on a GAAP basis increased $6.3 million to $29.4 million, or $0.68 per diluted share, compared with $23.1 million, or $0.59 per diluted share, for the first quarter of 2016. The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, for the first quarter of 2017 was $52.9 million, or $1.23 per diluted share, up 26% from $0.98 per diluted share for the same period last year. See Exhibit 1 for a full explanation and reconciliation of adjusted net income attributable to shareholders and adjusted net income attributable to shareholders per diluted share to the comparable GAAP measures.

“I am pleased to report a strong start to the year, highlighted by a top line beat and bottom line results at the upper end of our guidance range,” said Melissa Smith, WEX’s president and chief executive officer. “We have been executing against our strategic priorities of driving growth, leading through technology, and leveraging our investments. In particular, I am encouraged by the trajectory of our organic growth, the success of the EFS integration, the diversification that the health and travel businesses add to our organization, and our international expansion this quarter.”

Smith continued, “Overall, our performance this quarter is a result of our leading customer service, strategic partnerships and innovative product offerings. We look forward carrying this momentum through 2017 as we open up additional market growth opportunities, establish new client relationships, and solidify existing ones."

First Quarter 2017 Performance Metrics

  Average number of vehicles serviced worldwide was approximately 10.6 million, an increase of 11% from the first quarter of 2016.
  Total fuel transactions processed increased 24% from the first quarter 2016 to 123.9 million. Payment processing transactions increased 15% to 102.8 million.
  Average expenditure per payment processing transaction was $68.90, which represents an increase of 42% from the first quarter of 2016.
  U.S. retail fuel price increased 22% to $2.40 per gallon from $1.97 per gallon in the first quarter of 2016.
  Total Travel and Corporate Solutions card purchase volume grew 35% to $6.6 billion, from $4.9 billion in the first quarter of 2016.
  Total Health and Benefits Solutions purchase volume grew 23% to $1.3 billion, from $1.1 billion in the first quarter of 2016.

Financial Guidance and Assumptions

The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis, due to the uncertainty and indeterminate amount of certain elements that are included in reported GAAP earnings.

  For the full year 2017, the Company expects revenue in the range of $1.165 billion to $1.205 billion and adjusted net income in the range of $221 million to $237 million, or $5.15 to $5.50 per diluted share.
  For the second quarter of 2017, WEX expects revenue in the range of $286 million to $296 million and adjusted net income in the range of $51 million to $54 million, or $1.19 to $1.26 per diluted share.

"The entire organization performed well this past quarter, with our net revenue growing in excess of 40%, in part due to the return on the investments we made in 2016. As we continue our progress in 2017, we expect to further strengthen our financial position, continue to drive organic growth, and further expand into high-value, attractive markets," said Roberto Simon, WEX's chief financial officer.

Second quarter 2017 guidance is based on an assumed average U.S. retail fuel price of $2.45 per gallon. Full-year 2017 guidance is based on an assumed average U.S. retail fuel price of $2.44 per gallon. The fuel prices referenced above are based on the applicable NYMEX futures price from last week. Our guidance assumes approximately 43 million shares outstanding for the second quarter and full year 2017.

The Company's guidance also assumes that second quarter 2017 fleet credit loss will range between 11 and 16 basis points, and full year 2017 fleet credit loss will range between 10 and 15 basis points.

The Company's adjusted net income guidance, which is a non-GAAP measure, excludes unrealized gains and losses on derivative instruments, net foreign currency remeasurement gains and losses, acquisition and divestiture related items, stock-based compensation, restructuring and other costs, debt issuance cost amortization, similar adjustments attributed to our non-controlling interest and certain tax related items.

Additional Information

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

WEX historically used fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. Starting with the second quarter of 2016, there were no longer any fuel price related derivatives outstanding.

To provide investors with additional insight into its operational performance, WEX has included in this news release in Exhibit 2, a table illustrating the impact of foreign currency translations and fuel prices for each of our operating segments for the three months ended March 31, 2017 and 2016, and in Exhibit 3, a table of selected non-financial metrics for the five quarters ended March 31, 2017. The Company is also providing selected segment revenue information for the three months ended March 31, 2017 and 2016 in Exhibit 4.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, April 27, 2017, at 9:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the WEX website, http://www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. The Conference ID number is 3130644. A replay of the webcast will be available on the Company's website.

About WEX Inc.

WEX Inc. (NYSE: WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing more than 10 million vehicles and offering exceptional payment security and control across a wide spectrum of business sectors. WEX serves a global set of customers and partners through its operations around the world, with offices in the United States, Australia, New Zealand, Brazil, the United Kingdom, Italy, France, Germany, Norway, and Singapore. WEX and its subsidiaries employ more than 2,700 associates. The Company has been publicly traded since 2005, and is listed on the New York Stock Exchange under the ticker symbol “WEX.” For more information, visit www.wexinc.com and follow WEX on Twitter at @WEXIncNews.

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding: management’s expectations for future growth opportunities; market growth opportunities; trajectory for future growth; client expansion; business momentum; strengthening of financial position; expansion into high-value markets; financial guidance; and, assumptions underlying the Company's financial guidance. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this news release, the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns as well as payment and transaction processing activity; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of fluctuations in fuel prices; the effects of the Company’s business expansion and acquisition efforts; potential adverse changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the ability to successfully integrate the Company's acquisitions, including Electronic Funds Source LLC's operations and employees; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from an acquisition; the Company's failure to successfully operate and expand ExxonMobil's European and Asian commercial fuel card programs; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems or those of our third-party service providers and any resulting negative impact on our reputation, liabilities or relationships with customers or merchants; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; failure to successfully implement the Company’s information technology strategies and capabilities in connection with its outsourcing arrangement and any resulting cost associated with that failure; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; the impact of the Company’s outstanding notes on its operations; the impact of increased leverage on the Company's operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2016, filed on Form 10-K with the Securities and Exchange Commission on March 6, 2017. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	Three months ended March 31,
	2017	2016
Revenues
Payment processing revenue	$136,378	$111,057
Account servicing revenue	61,539	44,522
Finance fee revenue	43,372	23,506
Other revenue	50,068	26,843
Total revenues	291,357	205,928
Expenses
Salary and other personnel	83,585	63,410
Restructuring	484	1,589
Service fees	36,750	36,759
Provision for credit losses	12,231	3,917
Technology leasing and support	12,516	11,076
Occupancy and equipment	6,367	5,712
Depreciation and amortization	49,238	22,264
Operating interest expense	4,848	1,386
Cost of hardware and equipment sold	1,029	905
Other expenses	23,557	17,783
Total operating expenses	230,605	164,801
Operating income	60,752	41,127
Financing interest expense	(27,148)	(21,558)
Net foreign currency gain	8,442	16,124
Net unrealized gains on interest rate swap agreements	1,565	—
Net realized and unrealized gain on fuel price derivatives	—	711
Income before income taxes	43,611	36,404
Income taxes	14,535	13,183
Net income	29,076	23,221
Less: Net (loss) gain from non-controlling interest	(325)	135
Net earnings attributable to shareholders	$29,401	$23,086
Net earnings attributable to WEX Inc. per share:
Basic	$0.69	$0.60
Diluted	$0.68	$0.59
Weighted average common shares outstanding:
Basic	42,871	38,756
Diluted	43,119	38,850

WEX INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share data) (unaudited)

	March 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$203,995	$190,930
Accounts receivable (less reserve for credit losses of $23,566 in 2017 and $20,092 in 2016)	2,246,815	2,054,701
Securitized accounts receivable, restricted	101,185	97,417
Income taxes receivable	9,792	10,765
Available-for-sale securities	23,413	23,525
Property, equipment and capitalized software (net of accumulated depreciation of $240,160 in 2017 and $228,336 in 2016)	171,254	167,278
Deferred income taxes, net	7,042	6,934
Goodwill	1,840,844	1,838,441
Other intangible assets, net	1,228,670	1,265,468
Other assets	342,752	341,638
Total assets	$6,175,762	$5,997,097
Liabilities and Stockholders’ Equity
Accounts payable	$674,114	$617,118
Accrued expenses	290,808	331,579
Deposits	1,040,675	1,118,823
Securitized debt	92,676	84,323
Revolving line-of-credit facilities and term loans, net	1,795,640	1,599,291
Deferred income taxes, net	163,465	152,906
Notes outstanding, net	395,718	395,534
Other debt	107,699	125,755
Amounts due under tax receivable agreement	47,302	47,302
Other liabilities	18,447	18,719
Total liabilities	4,626,544	4,491,350
Commitments and contingencies
Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized; 47,327 shares issued in 2017 and 47,173 in 2016; 42,899 shares outstanding in 2017 and 42,841 in 2016	473	472
Additional paid-in capital	545,135	547,627
Non-controlling interest	8,275	8,558
Retained earnings	1,273,935	1,244,271
Accumulated other comprehensive loss	(106,258)	(122,839)
Treasury stock at cost; 4,428 shares in 2017 and 2016	(172,342)	(172,342)
Total stockholders’ equity	1,549,218	1,505,747
Total liabilities and stockholders’ equity	$6,175,762	$5,997,097

Exhibit 1
Reconciliation of GAAP Net Earnings Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders (in thousands, excepts per share data) (unaudited)
	Three months ended March 31,
	2017		2016
		per diluted share		per diluted share
Net earnings attributable to shareholders	$29,401	$0.68	$23,086	$0.59
Unrealized (gains) losses on derivative instruments	(1,565)	(0.04)	5,007	0.13
Net foreign currency remeasurement gain	(8,442)	(0.20)	(16,124)	(0.42)
Acquisition and divestiture related items	40,114	0.93	27,945	0.72
Stock-based compensation	6,457	0.15	4,243	0.11
Restructuring and other costs	1,747	0.04	1,589	0.04
Debt issuance cost amortization	1,954	0.05	772	0.02
ANI adjustments attributable to non-controlling interest	(799)	(0.02)	69	—
Tax related items	(15,979)	(0.37)	(8,515)	(0.22)
Adjusted net income attributable to shareholders	$52,888	$1.23	$38,072	$0.98

The Company's non-GAAP adjusted net income excludes unrealized gains and losses on derivatives, net foreign currency remeasurement gains and losses, acquisition and divestiture related items, stock-based compensation, restructuring and other costs, debt issuance cost amortization, similar adjustments attributed to our non-controlling interest and certain tax related items.

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this non-GAAP measure is integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses pre-tax adjusted income to allocate resources. The Company considers this measure integral because it excludes specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on derivative instruments, including fuel price related derivatives and interest rate swap agreements, helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these derivative contracts. The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, receivable and payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  The Company considers certain acquisition-related costs, including certain financing costs, ticking fees, investment banking fees, warranty and indemnity insurance, certain integration related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In prior periods not reflected above, the Company has adjusted for goodwill impairments and acquisition related asset impairments. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses of divestitures facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  Restructuring costs are related to employee termination benefits from certain identified initiatives to further streamline the business, improve the Company's efficiency, create synergies, and to globalize the Company's operations, all with an objective to improve scale and increase profitability going forward. We exclude these items when evaluating our continuing business performance as such items are not consistently occurring and do not reflect expected future operating expense, nor provide insight into the fundamentals of current or past operations of our business.
  Debt issuance cost amortization is a non-cash item and is unrelated to the continuing operations of the Company. Because these costs are dependent upon the financing method which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry.
  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest, and the non-cash adjustments related to tax receivable agreement have no significant impact on the ongoing operations of the business.
  The tax related items are the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies. The Company is unable to reconcile our adjusted net income guidance to the comparable GAAP measure because of the difficulty in predicting the amounts to be adjusted.

The table below shows the impact of certain macro factors on reported revenue:

Exhibit 2
Segment Revenue Results (in thousands) (unaudited)
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Three months ended March 31,
	2017	2016	2017	2016	2017	2016	2017	2016
Reported revenue	$190,823	121,074	$47,713	$45,142	$52,821	$39,712	$291,357	$205,928
FX impact (favorable) / unfavorable	81	—	915	—	(1,861)	—	(865)	—
PPG impact (favorable) / unfavorable	(15,431)	—	—	—	—	—	(15,431)	—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue variable to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend. For the portions of our business that earns revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

The table below shows the impact of certain macro factors on Adjusted Net Income:

Segment Estimated Earnings Impact (in thousands) (unaudited)
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions
	Three months ended March 31,
	2017	2016	2017	2016	2017	2016
FX impact (favorable) / unfavorable	$56	—	$254	—	$(307)	—
PPG impact (favorable) / unfavorable	(8,875)	—	—	—	—	—
Realized gain on hedge settlement	—	3,636	—	—	—	—

To determine the estimated earnings impact of FX, revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-US denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, net of tax and non-controlling interest where applicable.

To determine the estimated earnings impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices, were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interest and applicable taxes.

Exhibit 3 Selected Non-Financial Metrics (unaudited)
	Q1 2017	Q4 2016	Q3 2016	Q2 2016	Q1 2016
Fleet Solutions – Payment Processing Revenue:
Payment processing transactions (000s)	102,765	99,662	102,947	94,155	89,097
Gallons per payment processing transaction	27.0	27.4	27.0	22.6	22.7
Payment processing gallons of fuel (000s)	2,775,590	2,731,994	2,776,622	2,126,372	2,018,310
Average US fuel price (US$ / gallon)	$2.40	$2.30	$2.24	$2.29	$1.97
Average Australian fuel price (US$ / gallon)	$3.76	$3.50	$3.45	$3.29	$3.10
Payment processing $ of fuel (000s)	$7,080,117	$6,672,281	$6,593,406	$5,236,151	$4,336,399
Net payment processing rate	1.22%	1.23%	1.26%	1.35%	1.44%
Payment processing revenue (000s)	$86,262	$81,767	$83,132	$70,711	$62,290
Travel and Corporate Solutions – Payment Processing Revenue:
Purchase volume (000s)	$6,599,797	$6,351,741	$7,138,956	$5,595,326	$4,879,001
Net interchange rate	0.53%	0.71%	0.74%	0.77%	0.71%
Payment processing revenue (000s)	$34,875	$45,390	$52,551	$43,194	$34,626
Health and Employee Benefit Solutions:
Purchase volume (000s)	$1,347,219	$803,045	$875,598	$1,051,839	$1,092,552

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less any discounts given to fleets or strategic relationships.

Purchase volume in the Travel and Corporate Solutions segment represents the total dollar value of all transactions that use WEX corporate card products and virtual card products.

Net interchange rate represents the percentage of the dollar value of each transaction that WEX records as revenue less any discounts given to customers.

Purchase volume in the Health and Employee Benefit Solutions segment represents the total US dollar value of all transactions where interchange is earned by WEX.

Exhibit 4 Segment Revenue Information (in thousands) (unaudited)
Fleet Solutions
	Three months ended March 31,		Increase (decrease)
	2017	2016	Amount	Percent
Revenues
Payment processing revenue	$86,262	$62,290	$23,972	38.5%
Account servicing revenue	36,069	25,438	10,631	41.8%
Finance fee revenue	36,429	21,938	14,491	66.1%
Other revenue	32,063	11,408	20,655	181.1%
Total revenues	$190,823	$121,074	$69,749	57.6%

Travel and Corporate Solutions
	Three months ended March 31,		Increase (decrease)
	2017	2016	Amount	Percent
Revenues
Payment processing revenue	$34,875	$34,626	$249	0.7%
Account servicing revenue	155	272	(117)	(43.0)%
Finance fee revenue	223	75	148	197.3%
Other revenue	12,460	10,169	2,291	22.5%
Total revenues	$47,713	$45,142	$2,571	5.7%

Health and Employee Benefit Solutions
	Three months ended March 31,		Increase (decrease)
	2017	2016	Amount	Percent
Revenues
Payment processing revenue	$15,241	$14,141	$1,100	7.8%
Account servicing revenue	25,315	18,812	6,503	34.6%
Finance fee revenue	6,720	1,493	5,227	350.1%
Other revenue	5,545	5,266	279	5.3%
Total revenues	$52,821	$39,712	$13,109	33.0%

CONTACT:
News media:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investors:
WEX Inc.
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com